CONTACT: Frank L. Jennings, President Global Casinos, Inc. 5455 Spine Road, Suite C Boulder, Colorado 80301	Telephone: (303) 527-2903 Fax: (303) 527-2916

GLOBAL CASINOS COMPLETES PRIVATE PLACEMENT
                                          AND RESTRUCTURING OF CASINO DEBT

Boulder, CO, January 19, 2005 - Global Casinos, Inc. (OTCBB: GBCS) announced that it completed a $500,000 private debt offering.

Proceeds from the debt were used by Casinos USA, a subsidiary of the Company, to retire a promissory note payable to Astraea Investment Management LP ("Astraea"). Furthermore, the Company redeemed an option held by Astraea to purchase 100% of the common stock of Casinos USA. The option gave Astraea the right to purchase the Company's only operating casino for $100.

The $500,000 private debt offering consists of a convertible debenture bearing interest at 12% and convertible into Global Casinos common stock ($0.05 par value) at the rate of $0.50 per share. The offering includes warrants to purchase 500,000 shares of Global's common stock at an exercise price of $0.15 per share. The warrants are exercisable for a period of fifteen months.

Frank L Jennings, president, said: "These two transactions are an integral part of our financial restructuring program. Redemption of the option removes a significant risk factor for our Company. During 2005, we will continue our efforts to improve the balance sheet."

About Global Casinos, Inc.

Global Casinos, Inc. is the parent company of Casinos USA, Inc. which owns and operates the Bull Durham Saloon and Casino located in the limited stakes gaming district of Black Hawk, Colorado.

Forward Looking Statements

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.